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Contact:     John P. Saldarelli
             Secretary and Treasurer
             (914) 242-7700

                              FOR IMMEDIATE RELEASE

                       AMERICAN REAL ESTATE PARTNERS, L.P.
                  REPORTS FULL YEAR AND FOURTH QUARTER RESULTS
            AND THAT NO DISTRIBUTIONS ARE EXPECTED TO BE MADE IN 2000

MOUNT KISCO, NEW YORK, MARCH 30, 2000 - American Real Estate Partners, L.P.
(" AREP" ) (NYSE:ACP) today reported the following full year and fourth quarter financial results:

For calendar year 1999, diluted earnings before property and securities transactions and equity interest in affiliate per weighted average limited partnership unit outstanding decreased from $1.06 in 1998 to $.91 in 1999. Net gain from property and securities transactions and equity in earnings of Stratosphere Corporation per weighted average limited partnership unit outstanding was $.76 in 1999 compared to $.22 in 1998 primarily due to the 1999 non-recurring gain on the sale of RJR stock. For the calendar year 1999, diluted earnings per weighted average limited partnership unit outstanding increased from $1.28 in 1998 to $1.67 in 1999.

Earnings before property and securities transactions and equity interest in affiliate decreased during calendar year 1999 by $6,574,000 as compared to calendar year 1998, primarily due to decreased interest income, other income and dividend income and increased interest expense, partially offset by increased hotel and resort net operating income.

Earnings for the calendar year 1999 increased by $25,178,000 as compared to earnings for calendar year 1998 primarily due to the 1999 non-recurring gain on the sale of RJR stock.

For the fourth quarter of 1999 diluted earnings before property and securities transactions and equity interest in affiliate per weighted average limited partnership unit outstanding increased from $.22 in 1998 to $.23 in 1999, and net gain from property and securities transactions and equity in earnings of Stratosphere Corporation per weighted average limited partnership unit outstanding was $.11 in 1999 compared to $.05 in 1998. For the

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quarter diluted earnings per weighted average limited partnership unit outstanding increased from $.27 in 1998 to $.34 in 1999.


Earnings for the fourth quarter of 1999 increased by $4,431,000 as compared to earnings for the fourth quarter of 1998, primarily due to the increased gain on sales of real estate, partially offset by decreased gain on sale of limited partnership interests.

AREP also announced that no distributions are expected to be made in 2000. In making its announcement, AREP noted it plans to continue to apply available cash flow toward its operations, repayment of maturing indebtedness, tenant requirements and other capital expenditures and for Partnership contingencies and reserves, including environmental matters and scheduled lease expirations. By the end of the year 2002, net leases representing approximately 22.6% of AREP's net annual rentals from its portfolio will be due for renewal, and by the end of the year 2004, 35.1% of such rentals will be due for renewal. AREP believes that it should continue to hold and invest, rather than distribute, cash. No distributions were made to Unitholders during 1999.

AREP further stated it continues to believe that excess cash should be used to enhance long-term Unitholder value through the improvement of its existing assets, the support of AREP's debt and property obligations, and selected investment in assets and companies with assets undervalued by the market as appropriate opportunities arise. AREP believes it should continue to diversify its portfolio and that in the real estate area it should seek to make acquisitions of land for development and land development companies, and other real estate operating companies which may have significant assets under development, as well as non-performing loans and limited partnership units in thinly traded syndicated real estate partnerships. AREP also noted it recently closed on its previously reported agreement with affiliates of its general partner for the acquisition of Bayswater Realty & Capital Corp., for approximately $84.35 million. Bayswater owns interests in ten residential subdivisions under development in New York and Florida.

AREP has acquired non-performing mortgage notes of companies in the gaming industry undergoing restructuring as well as land it is developing. AREP also noted it recently acquired an approximate 2% additional interest in the Stratosphere Tower, Casino & Hotel from affiliates of its general partner, (giving AREP approximately an aggregate 51% interest). AREP anticipates pursuing additional investments in the gaming industry including the possible acquisition of additional interests in the Stratosphere Tower, Casino & Hotel from affiliates of the General Partner. Any such acquisition by AREP of additional interests in Stratosphere may be made in exchange for Units in AREP, provided the terms thereof are

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fair and reasonable to AREP. Likewise, investments by AREP in non-real estate related assets may include debt or equity securities of companies which may be undergoing recapitalization. These types of investments, both real estate and non-real estate related, may involve debt restructuring, capital expenditures and active asset management, and by their nature may not be readily financeable and may not generate immediate positive cash flow. As such, they require AREP to maintain a strong capital base both to react quickly to these market opportunities as well as to allow AREP to rework the assets to enhance their turnaround performance. AREP's investment strategy continues to include the reinvestment of capital transaction proceeds and refinancing proceeds.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments, with the primary focus on office, retail, industrial, hotel and residential properties.

                                **TABLES FOLLOW**



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                       AMERICAN REAL ESTATE PARTNERS, L.P.
                  REPORTS FULL YEAR AND FOURTH QUARTER RESULTS
            AND THAT NO DISTRIBUTIONS ARE EXPECTED TO BE MADE IN 2000

                  IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA

YEAR ENDED DECEMBER 31,                                                1999                     1998
-----------------------                                                ----                     ----
Revenues                                                          $        98,540         $         93,306
                                                                   ==============          ===============
Earnings before property and
securities transactions and
equity interest in affiliate                                      $        51,797         $         58,371

Provision for loss on real estate                                          (1,946)                  (1,180)

Gain on sales and disposition
of real estate                                                             16,112                    9,065
Gain on sale of limited partnership                                          -
interests                                                                    -                       4,382

Gain on sale of marketable equity
securities                                                                 28,590                     -

Equity in earnings of
Stratosphere Corporation                                                    1,263                     -
                                                                   --------------          ---------------
       Net earnings                                               $        95,816         $         70,638
                                                                   ==============          ===============
Net earnings per L.P. unit:

     Basic:
       Earnings before property and
         securities transactions and
         equity interest in affiliate                             $          1.01         $           1.16
       Net gain from property and
         securities transactions and
         equity in earnings of
         Stratosphere Corporation                                             .94                      .26
                                                                   --------------          ---------------
       Net earnings                                               $          1.95         $           1.42
                                                                   ==============          ===============
Weighted average units outstanding                                     46,098,284               46,173,284
                                                                   ==============          ===============
     Diluted:
       Earnings before property and
         securities transactions and
         equity interest in affiliate                             $           .91         $           1.06
       Net gain from property and
         securities transactions and
         equity in earnings of
         Stratosphere Corporation                                             .76                      .22
                                                                   --------------          ---------------
       Net earnings                                               $          1.67         $           1.28
                                                                   ==============          ===============
Weighted average units and equivalent
   units outstanding                                                   56,078,394               54,215,339
                                                                   ==============          ===============


                             CONTINUED..............

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                       AMERICAN REAL ESTATE PARTNERS, L.P.
                  REPORTS FULL YEAR AND FOURTH QUARTER RESULTS
            AND THAT NO DISTRIBUTIONS ARE EXPECTED TO BE MADE IN 2000

                  IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA


FOURTH QUARTER ENDED DECEMBER 31,                                         1999                    1998
----------------------------------                                        ----                    ----
(UNAUDITED)
Revenues                                                            $       24,191          $       23,587
                                                                     =============           =============
Earnings before property and
securities transactions
and equity interest in affiliate                                            13,188                  12,118

Provision for loss on real estate                                             (582)                   (578)

Gain (loss) on sales and disposition
of real estate                                                               7,164                    (695)

Gain on sale of limited partnership
interests                                                                     -                      4,382

Equity in earnings of Stratosphere
Corporation                                                                   (112)
                                                                    --------------           -------------
    Net earnings                                                   $        19,658          $       15,227
                                                                    ==============           =============
Net earnings per L.P. unit:

  Basic:
    Earnings before property and
      securities transactions and equity
      interest in affiliate                                        $           .26          $          .24
    Net gain from property and
      securities transactions and equity
      in earnings of Stratosphere
      Corporation                                                              .14                     .06
                                                                    --------------           -------------
    Net earnings                                                   $           .40          $          .30
                                                                    ==============           =============
Weighted average units
  outstanding                                                           46,098,284              46,098,284
                                                                    ==============           =============
  Diluted:
    Earnings before property and
      securities transactions and equity
      interest in affiliate                                        $           .23          $          .22
    Net gain from property and securities
      transactions and equity in earnings of
      Stratosphere Corporation                                                 .11                     .05
                                                                    --------------           -------------
     Net earnings                                                  $           .34          $          .27
                                                                    ==============           =============
Weighted average units and
     equivalent units outstanding                                       56,818,325              55,030,578
                                                                    ==============           =============


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